Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement, as may be extended and or amended from time to time by mutual consent of the parties hereto (the "Agreement"), dated as of August 25, 2021, is entered into by and between PetMed Express, Inc., a Florida corporation (the "Company"), and Mathew Hulett (the "Executive").

WITNESSETH:

WHEREAS, the Company desires to employ the Executive and to enter into this Agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the Company and Executive agree as follows:

1.           Recitals and Exhibits. The recitals set forth above are true and correct and are hereby deemed part of this Agreement.

2.          Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

3.         Term and Termination. This Agreement shall commence on August 30, 2021 (the “Start Date”) and shall terminate 11:59pm August 30, 2024 (“Initial Term”). At the end of the Initial Term, this Agreement shall automatically renew for additional one (1) year periods, or for longer periods as mutually agreed upon by the parties hereto (each, a "Renewal Period", and collectively with the Initial Term, the “Term”) unless either party gives written notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the then-current Initial Term or Renewal Period. During the Term, this Agreement may be earlier terminated as follows:

(a)        The Company may immediately terminate this Agreement and Executive’s employment for “Cause” upon written notice to Executive setting forth in reasonable detail the nature of the Cause. The following, as determined by the Company in its sole discretion, shall constitute Cause for termination:

(i)        Executive’s failure to perform (other than by reason of Disability, defined below), or serious negligence in the performance of, Executive’s duties and responsibilities to the Company, provided Company notifies Executive in writing and Executive will have thirty (30) days to cure such performance without penalty or termination;

(ii)       Executive’s breach of this Agreement or any other agreement between Executive and the Company, including breach of the restrictive covenants described in Section 9 of this Agreement;

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(iii)      Executive’s repeated failure to adhere to the Remote Work Arrangement (defined in Section 6 herein) without the prior approval of the Board of Directors of the Company, which failure will be documented by Company in writing;

(iv)      serious misconduct by Executive that could be reasonably anticipated to be, or is, harmful to the business, reputation or other interest of the Company:

(v)       repeated failure to adhere to the directions of the Company’s Board of Directors (“Board of Directors”) or the written policies or practices of the Company, which failure will be documented by Company in writing;

(vi)      discovery that Executive is bound by and subject to any covenants against competition or similar covenants or any court order that could affect the performance of Executive’s obligations under this Agreement;

(vii)     commission of act, which if convicted in a court of law would constitute a felony, or an act of moral turpitude, or any other material acts of dishonesty, breach of trust, unethical business conduct, or any crime involving the Company (or Executive enters a plea of nolo contendere with respect to any of the foregoing);

(viii)    engaging in fraud, misappropriation or embezzlement;

(ix)      Executive’s habitual abuse of any controlled substance or reporting to work under the influence of alcohol or any controlled substance (other than a controlled substance that Executive is properly taking under a current prescription) or violation of any other provision of the Company’s Drug Free Workplace Program Policy;

(x)       Discovery that Executive engaged in unlawful harassment or discrimination of employees, customers or suppliers of the Company or other violation of the Company’s Non-Discrimination and Anti-Harassment Policy;

(xi)      Discovery that Executive exposed the Company to criminal liability substantially caused by Executive; or

(xii)     violation by Executive of any other law, rule or regulation (other than (I) traffic violations or similar offenses, or (II) violations that the Board of Directors reasonably would not deem harmful to the Company, its business, its reputation, or its customers).

(b)         This Agreement and the Term shall terminate automatically upon the Executive’s death or Disability. “Disability” means the Executive’s inability to substantially perform his duties in his normal and regular manner, with reasonable accommodation, for more than ninety (90) days (whether consecutive or not) in any twelve (12) month period, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and Executive or, if the parties cannot agree, by a physician selected by agreement of a physician designated by the Company and a physician designated by the Executive. Executive shall submit to a reasonable number of examinations by the physician making the determination of Disability, and Executive hereby authorizes the disclosure and release of all supporting medical records to the Company.

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(c)         The Company may terminate this Agreement and Executive’s employment at any time upon sixty (60) days’ written notice to Executive. The Company may require Executive to cease all activities on behalf of Company prior to the end of the 60-day notice period, but in that event the Company will pay Executive the portion of the Base Salary, as set forth in Exhibit A, for the remainder of such 60-day notice period. In the event of termination of Executive’s employment pursuant to this Section 3(c), the end of such 60-day period shall be the termination date, and the Company will pay Executive severance pay as set forth in Exhibit B.

(d)        Executive may terminate this Agreement and the employment relationship with the Company at any time upon sixty (60) days’ written notice to the Company. The Company may accept the resignation prior to the end of the 60-day notice period, but in that event the Company will pay Executive the portion of the Base Salary, as set forth in Exhibit A, for the remainder of such 60-day notice period. In the event of termination of Executive’s employment pursuant to this Section 3(d), the termination date shall be the earlier of (i) the end of such 60-day period, or (ii) the Company’s earlier acceptance of the Executive’s resignation.

(e)        Executive may terminate this Agreement and the employment relationship with the Company for Good Reason in connection with a Change of Control. “Change of Control” means the occurrence of any of the following events: (i) a change in the ownership of the Company which occurs on the date that any one Person (as defined herein), or more than one Person acting as a group, or entity, acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or (ii) a change in the effective control of the Company which occurs on the date that a majority of members of the Company’s Board of Directors is replaced during any six (6) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election (for purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control); or (iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person or Persons acquires (or has acquired during the six (6) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

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“Good Reason” means Executive’s voluntary termination, following the expiration of the Company cure period (described below), following the occurrence of one or more of the following, without Executive’s consent, that occurs within (A) sixty (60) days prior to the consummation of a Change of Control where such Change of Control was under consideration at the time of Executive’s termination date or (B) twelve (12) months after the date upon which such a Change of Control occurs (“Change of Control Period”):

(i) a material reduction of Executive’s authority, duties or responsibilities, relative to Executive’s authority, duties or responsibilities in effect immediately prior to such reduction, or a change in Executive’s reporting position such that Executive no longer reports directly to the Board of Directors of the Company; or

(ii) a material reduction by the Company of Executive’s annual base salary as in effect on the Start Date (or, if higher or lower, as in effect immediately prior to the reduction), except to the extent the base salaries of all other senior executives of the Company are similarly reduced totaling no more than 20% in the aggregate.

Executive may not terminate the employment relationship for Good Reason in connection with a Change of Control without first providing the Company with written notice within sixty (60) days of the initial existence of the condition that Executive believes constitutes Good Reason in connection with a Change of Control specifically identifying the acts or omissions constituting the grounds therefor and a reasonable cure period of not less than thirty (30) days following the date of such notice. In the event of termination of Executive’s employment pursuant to this Section 3(e), the Company will pay Executive severance pay as set forth in Exhibit B.

4.           Compensation and Benefits. For all services rendered under this Agreement; Executive’s Compensation and benefits are provided in Exhibit A.

5.           Severance Payments and Other Matters Related to Termination.

(a)          Severance Payment (as described herein), if any, is provided as set forth in Exhibit B.

(b)          In the event of termination for any reason the Company will pay Executive, on the next regularly scheduled pay date following the date of termination, any Base Salary earned but not paid through the date of termination.

(c)          In the event of termination of employment by the Company for Cause or as a result of Executive’s resignation (pursuant to Section 3(d) herein), or upon the expiration of the Term, the Company will pay Executive any Base Salary earned but not paid through the date of termination or expiration, and any unvested restricted stock award(s) and any unvested performance stock award(s) shall terminate in accordance with the terms of the respective restricted stock agreement(s). The Company shall have no further obligations to Executive as to any other compensation.

(d)          In the event of termination of employment as a result of Executive’s death or Disability, the Company will pay Executive any Base Salary earned but not paid through the date of termination, and the restrictions on any unvested restricted stock award(s) and any unvested performance stock award(s) shall terminate in accordance with the terms of the respective stock agreement(s).

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(e)          The obligation of the Company to make payments to Executive under Exhibit B is expressly conditioned upon Executive’s continued full performance of obligations under Section 9 hereof.

(f)         Any termination of Executive’s employment (or any termination or expiration of this Agreement) for any reason shall, if requested by the Company, require that Executive resign all other positions he may then be holding with the Company or as trustee of any of its benefit plans.

6.           Duties. The Executive shall be employed as chief executive officer and president of the Company and, subject to the direction of the Board of Directors through communication by its Chairman, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Company in connection with the conduct of its business. If the Executive is elected or appointed a director of the Company or any subsidiary thereof during the Term of this Agreement, the Executive will serve in such capacity without further compensation. Unless otherwise agreed to by the Company’s Board of Directors, it is understood that Executive may work remotely from Executive’s home office in Seattle, Washington, except that during the first six (6) months of employment, Executive will work no less than two (2) weeks per month from the Company’s headquarters in Florida, and thereafter Executive will work no less than one (1) week per month and on an as-needed basis (as determined by the Board of Directors) from the Company’s headquarters in Florida, and is expected to engage in Company travel on an as-needed basis (the “Remote Work Arrangement”). For the purposes of this Section 6, one week means at least five (5) consecutive business days, exclusive of travel time, and two weeks means at least nine (9) consecutive business days, exclusive of travel time. These terms are subject to change by mutual agreement between the parties.

7.           Extent of Services. Except as set forth below, the Executive shall devote his entire time, attention and energies to the business of the Company and shall not during the term of this Agreement be engaged, whether or not during normal business hours, in any other business or professional activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage. Notwithstanding the foregoing, the Executive may be allowed to: (a) serve on the board of directors of other companies so long as the Executive obtains the prior written approval of the Company’s Board of Directors, such other board of director participation does not interfere with the Executive fulfilling his duties to the Company, and does not conflict with any limitations imposed on such service by regulatory bodies; and (b) promotional activities related to the publication and launch of his book, tentatively scheduled for May 2022, subject to pre-approval by the Board of Directors.

8.           Definitions. For purposes of this Agreement, the following definitions apply:

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“Confidential Information” means any and all information of the Company that is not generally known by others with whom the Company competes or does business, or with whom any of them plans to compete or do business, and any and all information, publicly known in whole or in part or not, which, if disclosed, would assist in competition against the Company, including without limitation (a) all proprietary information of the Company, including but not limited to their products and services, technical data, methods, processes, know-how, inventions, customer and client data and subscription lists and computer and analytical models and other programs and any source or object code developed by the Company, (b) the development, research, testing, marketing and financial activities and strategic plans of the Company, (c) the manner in which the Company operates, (d) costs and sources of supply, (e) the identity and special needs of the customers and client, and prospective customers and clients, of the Company, and (f) the people and organizations with whom the Company have business relationships and the nature and substance of those relationships. Confidential Information also includes any information received by the Company from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through Executive’s breach of their obligations under this Agreement. Executive acknowledges and agrees that the Confidential Information is a special and unique asset of the Company, created and/or obtained by the Company at considerable time and/or expense, from which the Company may or does derive independent economic value from the Confidential Information not being generally known to third parties.

“Intellectual Property” means inventions, discoveries, developments, disclosures, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed, improved, or reduced to practice by Executive (whether alone or with others and whether or not during normal business hours or on or off Company premises) during Executive’s employment that relate in any way to the business, products or services of the Company or to any prospective activity of the Company or to the actual or anticipated research or development of the Company or that result from any work performed by Executive for the Company or which make use of the Confidential Information or of facilities or equipment of the Company.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company.

9.           Confidential Information and Restricted Activities.

(a)          Confidential Information. During the course of Executive’s employment with the Company, Executive will learn of Confidential Information, as defined in Section 8, and Executive may develop Confidential Information on behalf of the Company. Executive agrees that he will not use or disclose to any Person (except as required by applicable law or court order (subject to Section 9(c)), or for the proper performance of Executive’s duties and responsibilities for the Company) any Confidential Information obtained by Executive incident to employment or any other association with the Company. Executive understands that this restriction shall continue to apply after employment terminates, regardless of the reason for such termination. In the event an action is instituted and prior knowledge is an issue, it shall be the obligation of the Executive to prove by clear and convincing evidence that the confidential information disclosed was in the public domain, was already known by the Executive prior to employment with the Company, or was developed independently by the Executive.

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(b)          Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive agrees to safeguard all Documents and to surrender to the Company, at the time Executive’s employment terminates or at such earlier time or times as Company may specify, (i) all copies and manifestations of Confidential Information that Executive may have or have access to; (ii) all Documents, other materials and equipment provided by the Company; and (iii) all documents and materials that Executive has prepared during Executive’s employment with Company. Executive will not, directly or indirectly, reproduce, permit reproduction of, remove and/or permit removal of any of the Confidential Information from the Company's premises, except as is necessary for Executive to perform duties on behalf of the Company.

(c)          Procedures to be Followed if Disclosure is Required by Law or Court. In the event Executive is requested pursuant to or required by applicable law or regulation or by legal process to disclose any Confidential Information, Executive agrees to provide the Company through the Chairman of the Board of Directors with prompt notice of such request or requirement to enable the Company to seek an appropriate protective order, waive compliance with the provisions of this Agreement or take other appropriate action. Executive agrees to use best efforts in such event to assist the Company in obtaining a protective order. If, in the absence of a protective order or the receipt of a waiver under this Agreement, Executive is nonetheless, in the written opinion of Executive’s counsel, compelled to disclose the Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, Executive, after notice to the Company, may disclose to such tribunal only such Confidential Information that Executive is compelled to disclose. Executive shall not be liable for the disclosure of Confidential Information to a tribunal compelling such disclosure unless such disclosure was caused or resulted from a previous disclosure by Executive not permitted under this Agreement.

(d)          Assignment of Rights to Intellectual Property/Inventions. Executive agrees to promptly and fully disclose to the Company all Intellectual Property, as defined in Section 8. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) their full right, title and interest in and to all Intellectual Property. All Intellectual Property that is copyrightable works that Executive creates, develops, or prepares, solely or jointly with others, within the Term shall be considered “work made for hire.” To the extent that title to any such works may not, by operation of law, vest in the Company, or such works may not be considered “work made for hire”, all right, title and interest therein are hereby irrevocably assigned to the Company without limitation.

The Executive hereby sells, transfers and assigns to the Company or to any person, or entity designated by the Company, all of the Intellectual Property made or conceived by the Executive, solely or jointly, or in whole or in part, during the Term hereof which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any subsidiary, or (ii) otherwise relate to or pertain to the business, functions or operations of the Company or any subsidiary, or (iii) arise wholly or partly from the efforts of the Executive during the Term. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned Intellectual Property; and, whether during the Term hereof or thereafter, the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as maybe required, such as applications for domestic and foreign patents, copyrights or other proprietary rights, of the Executive at the Company’s expense to permit the Company or any person or entity designated by the Company to file, prosecute, and enforce any patent applications patents, copyrights, and other proprietary rights to the Intellectual Property. Any invention by the Executive within one (1) year following the termination of this Agreement shall be deemed to fall within the provisions of this paragraph unless proved by the Executive by clear and convincing evidence to have been first conceived and made following such termination.

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(e)          Non-Competition. Executive acknowledges that during employment with the Company the Executive will have access to Confidential Information which, if disclosed, would assist in competition against the Company and that the Executive will also generate goodwill for the Company in the course of the employment. Therefore, Executive agrees that the following restrictions on activities during and after employment are necessary to protect the goodwill, Confidential Information and other legitimate business interests of the Company:

(i)        While Executive is employed by the Company and during the one (1) year period immediately following termination of employment or termination or expiration of this Agreement, whichever occurs first (in the aggregate, the “Non-Competition Period”), Executive shall not, directly or indirectly, whether as owner, partner, shareholder, investor, consultant, agent, employee, co-venturer, member, manager, representative or otherwise (“Principal or Representative”), compete with the Company within the United States or within any other country in which the Company is doing business or actively planning to do business, or undertake any planning for any business competitive with the Company. Specifically, but without limiting the foregoing, Executive agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, for or to any Person that is engaged in any business that is competitive with the business of the Company, as conducted or in planning during Executive’s employment with the Company. During the Non-Competition Period, Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person or otherwise, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant, or employee of the Company, including, without limitation, employing or being an investor (representing more than 5% equity interest) in, or officer, director, or consultant to, any person or entity which employs any former key or technical employee whose employment with the Company was terminated after the date which is one (1) year prior to the date of termination of the Executive’s employment therewith. Specifically, competitors include but are not limited to companies, entities, or Persons in the business of marketing, distributing and selling prescription and non-prescription pet medications and pet-related products, and any additional activities which the Company or any of its affiliates may engage in during the one (1) year period immediately preceding the Non-Competition Period.

(ii)       Executive agrees that during the Non-Competition Period he will not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person or otherwise, (A) hire, attempt to hire, or cause to be hired any person who was employed by the Company at any time during the one (1) year period immediately preceding the Non- Competition Period, or seek to persuade any employee of the Company to discontinue employment, (B) solicit or encourage any customer, client or supplier of the Company or any independent contractor providing services to the Company to terminate or diminish its relationship with the Company, (C) seek to persuade any customer, client or supplier, or prospective customer, client or supplier, of the Company to conduct with anyone else any business or activity that such customer, client or supplier, or prospective customer, client or supplier, conducts or could conduct with the Company, or (D) solicit or encourage any Person that has or does refer business to the Company for the purpose of having such Person refer business to a competing business.

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(iii) It is the desire and intent of the parties hereto that the provisions of this Section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

(f)           In signing this Agreement, Executive gives the Company assurance that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on him under this Section 9. Executive agrees without reservation that these restraints are necessary for the reasonable and proper protection of the business, the Confidential Information and the goodwill of the Company, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Further, it is agreed that the existence of any claim or cause of action against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of any of the provisions of this Agreement. In the event the Company should bring any legal action or other proceeding for the enforcement of Section 9 of this Agreement, Executive agrees that the time for calculating the restrictive terms contained in Section 9 of this Agreement will not include the period of time commencing with the filing of legal action or other proceeding to enforce the terms of Section 9 of this Agreement, through the date of final judgment or final resolution, including all appeals, if any, of such legal action or other proceeding.

(g)          Executive agrees to notify new employers, and consent to notification by the Company to the new employers, of Executive’s obligations under this Agreement.

(h)          Executive shall not, during the Term and/or at any time thereafter, directly or indirectly, in any communications in any media, criticize, ridicule or make (or cause or permit others to criticize, ridicule or make) any statement which disparages or is derogatory of the Company, the Company’s products or services, or any of the Company’s present, former or future shareholders, officers, directors, members, managers, and/or employees. Notwithstanding the foregoing, Executive is not barred or otherwise restricted from exercising any right of speech or expression protected by applicable law, rule or regulation.

10.          Defend Trade Secrets Act Disclaimer.

(a)          Nothing in this Agreement is intended to discourage or restrict Executive from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of trade secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding.

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(b)          If Executive believes that any employee or any third party has misappropriated or improperly used or disclosed trade secrets or confidential information, Executive should report such activity to the Company’s Chairman of the Board of Directors. This Agreement is in addition to and not in lieu of any obligations to protect the Company’s trade secrets and confidential information which otherwise exists. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

11.         Conflicting Agreements. Executive represents, warrants and covenants to the Company that: (i) he is not bound, nor will Executive become bound, by any covenant, contract, agreement or other obligation that conflicts with, or may or does prevent Executive in any manner from performing, Executive's duties as chief executive officer and president of the Company under this Agreement, and (ii) he is not aware of any presently existing fact, circumstance or event (including, without limitation, any health condition or legal constraint) which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of employment hereunder for Cause or any other reason. Executive agrees that he will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s written consent.

12.         Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and any voluntary deductions authorized by Executive.

13.         Remedies. If there is a breach or threatened breach of the provisions of Section 8 or 9 of this Agreement, Executive acknowledges that the Company would suffer irreparable harm and therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of those provisions, without having to post bond. Executive and the Company further agree that, in the event that any provision of Section 9 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

14.         Assignment. This Agreement may not be assigned by any party hereto; provided that the Company may assign this Agreement: (a) to an affiliate so long as such affiliate assumes the Company’s obligations hereunder; provided that no such assignment shall discharge the Company of its obligations herein, or (b) in connection with a merger or consolidation involving the Company or a Change of Control, to the surviving corporation or purchaser as the case may be, so long as such assignee assumes the Company’s obligations thereunder. This Agreement shall inure to the benefit of and be binding upon Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns. Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company, its successor or permitted assign to whose employ Executive may be transferred, without the necessity that this Agreement be re-signed at the time of such transfer.

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15.         Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and hand delivered or sent by registered mail or over-night delivery to the Executive at the address below:

Mathew Hulett
7044 54th Ave NE
Seattle, WA 98115

and to the Company at:

PetMed Express, Inc.
420 South Congress Avenue
Delray Beach, FL 33445
Attention: Chairman of the Board of Directors

16.         Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

17.         Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.         Entire Agreement. This Agreement, including Exhibits A, B, and C, sets forth the entire agreement between Executive and the Company as of the date hereof and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing signed by Executive and the Company.

19.         Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

20.         Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida without regard to the conflict of law principals. All questions with respect to the construction hereof and the rights and liabilities of the parties hereto shall be governed by the laws of the State of Florida. Any action or proceeding arising out of or relating hereto shall be brought exclusively in Broward County, State of Florida, or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida courts in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida courts.

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21.         Survival. Provisions of this Agreement shall survive any termination or expiration if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions.

22.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission or a facsimile signature page shall be binding on a party so confirming.

23.         JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TERMS OF THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

24.         Conditions of Hire. Executive’s employment with the Company is subject to the following: (1) Executive signing and returning this Agreement in a timely manner, but not later than the last business day prior to the Start Date; (2) Executive’s effective consent to a background check by a consumer reporting agency selected by the Company and the receipt of results of that background check satisfactory to the Company in its sole discretion; (3) Executive’s successful completion of a drug screening; and (4) Executive’s completion of Section 1 of the Form I-9 on or before the Start Date, and demonstrating through the provision of the required documentary proof of identity and authorization to work in the United States within 72 hours of the Start Date.

Exhibit 10.1 page 12 of 19

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

PetMed Express, Inc.

By:	/s/ Gian M. Fulgoni
Gian M. Fulgoni, Chairman of the Board

Executive

/s/ Mathew Hulett

Mathew Hulett

Exhibit 10.1 page 13 of 19

Exhibit A

During the Term, as compensation for all services performed by Executive for the Company, the Company will provide Executive the following pay and benefits:

1.    Base Salary. The Company will pay Executive a base salary at the rate of $500,000 per annum, which may be increased at the sole discretion of the Board of Directors and may be adjusted to compensate for annual cost of living increases (“Base Salary”), payable in accordance with the regular payroll practices of the Company.

2.    Restricted Stock. The Executive shall be permitted to participate in the Company’s employee equity compensation plan(s) adopted by the Company from time to time, including the 2016 Employee Equity Compensation Restricted Stock Plan (collectively, “Equity Compensation Plan”). In accordance with the terms of the Equity Compensation Plan, the Executive may be issued restricted stock subject to the further terms, conditions and restrictions contained in the restricted stock agreement to be entered into by and between the Company and Executive.

3.    Participation in Employee Benefit Plans. Executive is entitled to participate in all employee benefit plans in effect for employees of the Company generally as may be modified or deleted from time to time, subject to plan terms and generally applicable Company policies, but excluding any plans which are duplicative of benefits otherwise provided to Executive under this Agreement (e.g., severance pay, vacations). Plan enrollment will be subject to any applicable waiting period.

4.    Vacations. Executive will be entitled to take twenty (20) days of paid time off as vacation each year during the term hereof, in addition to holidays observed by the Company as set forth in the Company’s vacation policy. Vacation may be taken at such times and intervals as Executive shall determine, subject to the business needs of the Company and such prior notice of vacation plans to the Chairman of the Board of Directors; provided that, notwithstanding the foregoing, in no event shall Executive be entitled to take any vacation for longer than two (2) consecutive weeks during the Term without prior written approval of the Board of Directors.

5.    Business Expenses. During the Term, the Company will pay or reimburse Executive for all reasonable business expenses, including but not limited to reasonable travel expenses consistent with the Company’s then current travel policy, incurred or paid by Executive in the performance of duties and responsibilities for the Company, as determined by Company policies, and subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as the Company may specify from time to time.

Exhibit 10.1 page 14 of 19

Exhibit B

SEVERANCE PAYMENT

In the event of termination of this Agreement and Executive’s employment (i) by the Company pursuant to Section 3(c), or (ii) by the Executive for Good Reason in connection with a Change of Control pursuant to Section 3(e), the Executive shall be entitled to: (a) a severance payment (“Severance Payment”) equal to twelve (12) months of the Base Salary, which Severance Payment will be paid in accordance with the Company’s regular payroll cycle as such may be amended from time to time; and (b) provided that the Executive timely and properly elects COBRA continuation coverage for himself and his eligible dependents under the Company’s group medical insurance plan, then until the earliest of (I) the last day of the period ending on the date that is eighteen (18) months following such termination of employment, or (II) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment, the Executive will pay the employee portion of the premium cost of such coverage and the Company will pay the employer portion of the premium cost for such coverage, subject to the Executive remaining eligible for COBRA continuation coverage during the period immediately following the termination of employment (collectively with the Severance Payment, the “Severance Benefits”). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law, the Company instead will pay Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that the Company would be required to pay to continue the group health coverage in effect on the date of Executive’s termination of employment for Executive and Executive’s eligible dependents. Any obligation of the Company to provide Severance Benefits under this Exhibit B is conditioned upon Executive signing an effective and timely release of claims in substantially similar form and substance subject to future amendment by the Company to conform with the law at the time of termination as set forth in Exhibit C attached to this Agreement (the “Release of Claims”), which will in no event be later than forty-five (45) days after Executive’s employment terminates. The Release of Claims creates legal obligations and the Company therefore advises Executive to seek the advice of an attorney before signing it. The Severance Benefits hereunder will be payable in accordance with the normal payroll practices of the Company, and will begin at the Company’s next regular payroll period following the later of the effective date of the Release of Claims or the date it is received by the Company, but shall be retroactive to the day following the date of termination. In no event shall the Severance Benefits begin prior to the end of any revocation period provided in the Release of Claims.

In addition, unvested restricted stock awards shall terminate in accordance with the terms of the respective restricted stock agreement(s).

Exhibit 10.1 page 15 of 19

Exhibit C

RELEASE OF CLAIMS

This Release of Claims is made as of ___________, 20XX, by and between _____________ (“Executive”, “me”, “my” or “I”) and PetMed Express, Inc. (the “Company”).

FOR AND IN CONSIDERATION OF the severance payment (“Severance Payment”) to be provided to me in connection with the termination of my employment, as set forth in the Employment Agreement by and between me and the Company dated as of _________, 20XX (the “Agreement”), which is conditioned on my signing this Release of Claims (“Release of Claim”) and to which I am not otherwise entitled, and in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree to be legally bound by the following terms and conditions, which constitute a full release of claims between them:,

Release of Claims by the Executive to Company: I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company and all of its respective past, present and future officers, directors, shareholders, employees, agents, general and limited partners, members, managers, joint ventures, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities (“Released Parties” or individually a “Released Party”), from any and all causes of action, rights and claims of any type or description, whether known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or the termination of that employment (or the Agreement), including, without limitation (each as amended from time to time):

(i)         Any and all claims, relating to Executive’s employment by the Company, the terms and conditions of such employment, employee benefits, the termination of the employment, and/or any of the events relating directly or indirectly to or surrounding such termination;

(ii)         Any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including, without limitation, all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., the Older Worker Benefit Protection Act, as amended; Title VII of the Civil Rights Act of 1964 (42 U.S.C. 2000e et seq.), as amended, the Civil Rights Acts of 1866, 1871 and 1991, all as amended, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Reconstruction Era Civil Rights Act of 1866, 42 U.S.C. §§ 1986-86, as amended, the Equal Pay Act, , The Fair Labor Standards Act; Genetic Information Nondiscrimination Act; Sarbanes-Oxley, the Frank Dodd Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act; the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. 1161 et seq.), the American Reinvestment and Recovery Act of 2009, the Worker Adjustment and Retraining Notification Act, as amended, the Florida Civil Rights Act of 1992, the Florida Private Sector Whistle-Blower Law (Fla. Stat. § 448.101 et seq.), the Florida Equal Pay Act, and waivable rights under the Florida Constitution; any state or federal Whistleblower’s Act, as amended;

Exhibit 10.1 page 16 of 19

(iii)         Any and all claims under any contract, whether express or implied;

(iv)         Any and all claims for unintentional torts, for emotional distress and for pain and suffering;

(v)         Any and all claims for violation of any statutory or administrative rules, regulations or codes; and/or

(vi)         Any and all claims for attorneys’ fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like.

Without limiting the generality or force or effect of the general release provided above, the payments to be provided by the Company pursuant to the Agreement are and shall be deemed to satisfy all claims by me for back pay, front pay, bonus payments, benefits, reimbursement for expenses, or compensation of any kind (or the value thereof), and for liquidated damages or punitive damages (under any applicable statute or at common law or equity).

Excluded from the scope of this Release of Claims is any claim arising under the terms of the Agreement after the effective date of this Release of Claim. Executive further understands that this Agreement does not in any way limit his ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies. Nothing in this Agreement shall prevent Executive’s participation in any legal proceedings against the Company or any Released Party in compliance with a summons that requires such participation, or Executive’s initiation of or participation in administrative proceedings or investigations of the Securities and Exchange Commission, the EEOC and other government agencies; provided, however, that this Agreement shall prevent Executive from receiving any monetary or financial damages or recoveries from the Company or any Released Party or reinstatement with the Company in connection with any such proceedings or investigations which is not based on recovering or receiving an award paid by a government agency. Executive represents that Executive has not filed or asserted any claims whatsoever against the Company or any Released Party. Executive states he is not aware of any conduct by the Company or any Released Party that may violate any federal, state or local law, rule or regulation.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for at least twenty-one (21) days (or such longer period as the Company may specify) from the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims, under the Age Discrimination in Employment Act and the Older Worker Benefit Protection Act, and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

Exhibit 10.1 page 17 of 19

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chairman of the Board of Directors of the Company, and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

I further agree to reasonably and voluntarily participate and cooperate with the Company, if asked, in providing information necessary to assist the Company through business dealings and in any legal proceedings involving any issues that previously were within the scope of my responsibilities at the Company or which I have, should have, or may have, knowledge of by virtue of my relationship and position or prior relationship and position with the Company.

This Release of Claims constitutes the entire agreement between the Executive and the Company with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof, except matters surviving the termination of the Agreement shall remain in full force and effect. This Release of Claims shall not be construed against the party who drafted it, and shall be interpreted, construed and enforced in accordance with the laws of the State of Florida. The failure of any party at any time or times to require performance of any provision of this Release of Claims will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Release of Claims will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision. The invalidity, illegality or unenforceability of any provision or provisions of this Release of Claims will not affect any other provision of this Release of Claims, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Release of Claims affect the balance of such provision. In the event that any one or more of the provisions contained herein or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Release of Claims shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein. This Release of Claims will be binding upon the parties, their respective heirs, successors and/or assigns and will inure to the benefit of any successor or successors of the Company.

I assume the risk for any mistake of fact now known or unknown and understand the significance of this Release of Claims.

I have the mental capacity to enter into this Release of Claims and, intend to be legally bound.

Exhibit 10.1 page 18 of 19

IN WITNESS WHEREOF, the parties hereto have executed this Release of Claims as of the day and year first hereinabove written.

PetMed Express, Inc.

By:____________________________

_____________________

[insert printed name]

_____________________

[insert title]

Executive

_______________________________

Mathew Hulett

Exhibit 10.1 page 19 of 19